Exhibit 99.1

Planet Labs Announces Proposed Private Offering of $300,000,000 of Convertible Senior Notes Due 2030

September 8, 2025

SAN FRANCISCO, Calif.--(BUSINESS WIRE)--September 8, 2025—Planet Labs PBC (NYSE:PL) today announced its intention to offer, subject to market conditions and other factors, $300,000,000 aggregate principal amount of Convertible Senior Notes due 2030 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Planet also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a 13-day period beginning on, and including, the date the notes are first issued, up to an additional $45,000,000 aggregate principal amount of the notes solely to cover over-allotments.

The notes will be general, unsecured obligations of Planet, and will bear interest payable semi-annually in arrears. The notes will mature on October 15, 2030, unless earlier converted, redeemed or repurchased. The notes will be convertible into cash, shares of Planet’s Class A common stock, or a combination thereof, at Planet’s election. The interest rate, initial conversion rate, and other terms of the notes will be determined at the time of pricing of the offering.

Planet intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. Planet intends to use the remainder of the net proceeds from the offering for general corporate purposes.

In connection with the pricing of the notes, Planet expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments, the number of shares of Class A common stock underlying the notes sold in the offering. The capped call transactions are expected generally to reduce the potential dilution to Planet’s Class A common stock upon any conversion of notes and/or offset any cash payments Planet is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. Planet anticipates that the cap price of the capped call transactions will initially represent a premium of at least 100% over the last reported sale price of Planet’s Class A common stock on the pricing date of the offering. If the initial purchasers exercise their option to purchase additional notes, Planet expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties.

Planet has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Planet’s Class A common stock and/or enter into various derivative transactions with respect to Planet’s Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Planet’s Class A common stock or the notes at that time. In addition, Planet has been advised that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Planet’s Class A common stock and/or purchasing or selling shares of Planet’s Class A common stock or other securities of Planet in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so (x) during the observation period for conversions of notes occurring on or after July 15, 2030, (y) following any early conversion, repurchase, or redemption of the notes, in each case to the extent Planet unwinds a corresponding portion of the capped call transactions, or (z) if Planet otherwise unwinds all or a portion of the capped call transactions). This activity could also cause or prevent an increase or decrease in the market price of Planet’s Class A common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

The notes will only be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Planet’s Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investor Contact
Cleo Palmer-Poroner
Planet Investor Relations Team
ir@planet.com

Press Contact
Claire Bently Dale
Planet Communications Team
press@planet.com